As filed with the Securities and Exchange Commission on January 3, 2022

Registration No. 333-215031

Registration No. 333-219352

Registration No. 333-232182

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215031

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219352

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232182

UNDER

THE SECURITIES ACT OF 1933

ATHENE HOLDING LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0630022
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Second Floor, Washington House

16 Church Street

Hamilton, HM11, Bermuda

(Address of principal executive offices)

Amended and Restated Athene Holding Ltd. 2009 Share Incentive Plan

Amended and Restated Athene Holding Ltd. 2012 Share Incentive Plan

Athene Holding Ltd. 2014 Share Incentive Plan

Athene Holding Ltd. 2016 Share Incentive Plan

Athene Holding Ltd. 2017 Employee Stock Purchase Plan

Athene Holding Ltd. 2019 Share Incentive Plan

(Full title of the plans)

CT Corporation System

28 Liberty Street

New York, New York 10005

(212) 590-9070

(Name, address and telephone number, including area code, of agent for service)

John Golden

Executive Vice President and General Counsel

Second Floor, Washington House

16 Church Street

Hamilton HM 11, Bermuda

(441) 279-8400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Perry J. Shwachman Samir A. Gandhi Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Telephone: (312) 853-7000 Telecopy: (312) 853-7036	Charles G.R. Collis Conyers Dill & Pearman Limited Clarendon House, 2 Church Street PO Box HM 666 Hamilton, HM CX Bermuda Telephone: (441) 295-1422 Telecopy: (441) 292-4720

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following registration statements of Athene Holding Ltd., a Bermuda exempted company (the “Registrant”), on Form S-8 (the “Registration Statements”):

•

Registration Statement No. 333-215031, filed with the Securities and Exchange Commission (the “Commission”) on December 9, 2016, registering 4,321,428 Class A Common Shares, par value $0.001 per share (the “Common Shares”), reserved for issuance under the Amended and Restated Athene Holding Ltd. 2009 Share Incentive Plan, 2,462,544 Common Shares reserved for issuance under the Amended and Restated Athene Holding Ltd. 2012 Share Incentive Plan, 13,127,361 Common Shares reserved for issuance under the Athene Holding Ltd. 2014 Share Incentive Plan and 3,500,000 Common Shares reserved for issuance under the Athene Holding Ltd. 2016 Share Incentive Plan.

•

Registration Statement No. 333-219352, filed with the Commission on July 19, 2017, registering 3,800,000 Common Shares reserved for issuance under the Athene Holding Ltd. 2017 Employee Stock Purchase Plan.

•	Registration Statement No. 333-232182, filed with the Commission on June 18, 2019, registering 3,329,673 Common Shares reserved for issuance under the Athene Holding Ltd. 2019 Share Incentive Plan.

On January 1, 2022, pursuant to that certain Agreement and Plan of Merger, dated as of March 8, 2021 (the “Merger Agreement”), by and among the Registrant, Apollo Global Management, Inc. (“AGM”), Tango Holdings, Inc. (“Tango Holdings”), Blue Merger Sub, Ltd. and Green Merger Sub, Inc., (a) each of AGM and the Registrant became wholly-owned subsidiaries of Tango Holdings, (b) AGM was renamed Apollo Asset Management, Inc. and (c) Tango Holdings was renamed Apollo Global Management, Inc.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statements. The Registration Statements are hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on the 3rd day of January, 2022.

ATHENE HOLDING LTD.

By	/s/ Martin P. Klein
Martin P. Klein
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.